EXHIBIT 10.2

EQUIPMENT LEASE AGREEMENT

This equipment lease agreement (this “Agreement”) is made and entered into as of June 6, 2019 (the “Effective Date”), by and among NMG Cathedral City, LLC (the “Lessor”) and Satellites Dip, LLC (the “Lessee”). Lessor and Lessee are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, Lessor is the owner of the Equipment;

WHEREAS, Lessee is a licensed commercial cannabis business conducting Commercial Cannabis Activity within the state of California;

WHEREAS, Lessor desires to lease the Equipment to Lessee, and Lessee desires to lease the Equipment from Lessor upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows.

1. DEFINITIONS

a. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

b. “Agreement” shall have the meaning set forth in the recitals of this Agreement.

c. “Applicable Law” means any and all applicable local, state and federal laws, rules and regulations. Notwithstanding anything to the contrary contained herein, the parties acknowledge that, at the time of the execution of this Agreement, the terms of this Agreement may not comply with the CSA. The parties acknowledge that a violation of the CSA shall not be deemed to violate Applicable Law as used herein.

d. “Casualty Loss” means the destruction, loss, theft, requisition of title, or use, confiscation, taking, or damage to the Equipment.

e. “Casualty Value” means the Lessor’s reasonable estimate, at that time, of the fair market value of the Casualty Loss at the time of the notice.

f. “Collection Costs” means all reasonable costs related to recovery of unpaid Rent, including, but not limited to, administrative and attorney’s fees that may be incurred by Lessor and/or Lessor’s Representatives in an effort to collect past due amounts owed by Lessee to Lessor for more than sixty (60) days.

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g. “Commercial Cannabis Activity” means all commercial cannabis activity that Lessee is lawfully engaged in at the Premises pursuant to the Licenses.

h. “Claims” means any claim, demand, dispute, controversy or cause of action.

i. “CSA” means 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act.

j. “Default” means any of the events specified in Section 8, which constitutes an event of default or which, on the giving of notice, the lapse of time, or both pursuant to Section 8 would, unless cured or waived, become an event of default.

k. “Effective Date” shall have the meaning set forth in the recitals of this Agreement.

l. “Equipment” means the equipment identified in Exhibit A, attached hereto.

m. “Equipment Records” means all records, logs, and other documents related to the Lessee’s operation and maintenance of the Equipment.

n. “Holdover Rent” means the Rent, plus an additional Twenty Percent (20%) fee.

o. “Initial Term” means a period commencing on the Effective Date and extending until such date that is one (1) year thereafter.

p. “Insurance” means the insurance of the Equipment against loss, theft, and damage.

q. “Lessor” shall have the meaning set forth in the recitals of this Agreement.

r. “Lessee” shall have the meaning set forth in the recitals of this Agreement.

s. “Licensed Premises” means certain real property located at 68350 Commercial Rd, Cathedral City CA 92234, where the Lessee intends to install, utilize and operate the Equipment in accordance with Applicable Law.

t. “Licenses” means all permits, licenses, or authorizations required for Lessee to conduct the Commercial Cannabis Activity in accordance with Applicable Law and to utilize the Equipment at the Licensed Premises.

u. “Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including, without limitation, any conditional sale or other title retention agreement and any capital lease).

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v. “Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

w. “Manufacturer” means the manufacturer of each item of Equipment.

x. “Manufacturer’s Recommendation” means the specifications and guidelines produced by the Manufacturer for particular item of Equipment related to installation, utilization and maintenance.

y. “Materially Impaired Equipment” means Equipment that has suffered damages such that it is no longer usable for the Lessee’s intended operations and such damage is not repairable.

z. “Option Agreement” shall have the meaning set forth in Section 3(b).

aa. “Optional Upgrade” means an upgrade to the Equipment for which the Lessee deems desirable in the proper conduct of its business.

bb. “Parts” means all components, parts, replacement parts, instruments, appurtenances, accessories, furnishings, and other equipment of whatever nature which may now or from time to time be incorporated or installed in or attached to, or were provided by the Manufacturer with, any item of Equipment, including after temporary removal from such item of Equipment.

cc. “Party” and “Parties” shall have the meanings set forth in the recitals of this Agreement.

dd. “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

ee. “Renewal Term” means a period of one (1) year commencing upon the conclusion of the immediately preceding period.

ff. “Rent” means the value per item as listed in Exhibit A, payable monthly, and any applicable late charges thereto.

gg. “Repairable Equipment” means Equipment that has been damaged or altered such that it requires repair but does not qualify as Materially Impaired Equipment hereunder.

hh. “Replacement Equipment” means equipment substantially similar or identical to the Equipment approved by the Lessor and free and clear of all liens, encumbrances, or security interests.

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ii. “Representatives” means a Party’s and its Affiliates’ shareholders, members, managers, employees, officers, directors, consultants and legal advisors.

jj. “Term” means, collectively, the Initial Term and all Renewal Terms (if any).

2. LEASE OF EQUIPMENT

a. Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, pursuant to the terms and conditions herein, the Equipment described more fully in Exhibit A attached hereto. The lease of any item of Equipment is governed by the terms and conditions of this Agreement.

b. Equipment in Good Working Order. Lessee acknowledges as between Lessor and the Lessee, that the Lessee has fully inspected the Equipment and that Lessee is satisfied with and has accepted the condition of the Equipment. Lessee agrees that the Equipment and each Part thereof is of a design, size, quality, and capacity required by Lessee and is suitable for conducting its operations in accordance with Applicable Law. The taking of possession of the Equipment by the Lessee shall be conclusive evidence that the Equipment is in good working order and condition.

c. Preparation of Licensed Premises. Prior to the delivery of each item of Equipment, Lessee shall, at its expense, ensure that the Licensed Premises is suitable for the installation of such Equipment. Lessee shall grant access to the Licensed Premises to allow Lessor, the Manufacturer, and/or their Representatives to ensure the proper installation of each item of Equipment. Unless otherwise agreed to in writing by the Parties, Lessee shall be responsible for all installations and bear all installation charges, including third-party installation charges. Lessee may not move any item of Equipment from its Licensed Premises without Lessor’s prior written consent.

d. Equipment Use & Maintenance. Unless otherwise agreed to in writing by the Parties, Lessee is solely responsible for the selection, installation, operation, and maintenance of the Equipment and for all costs related thereto, including shipping charges. Lessee shall at all times operate and maintain the Equipment in good operating order, repair, condition, appearance, and in accordance with the Manufacturer’s Recommendations (normal wear and tear excepted). Lessee shall, at its own expense, enter into, maintain and enforce at all times a maintenance agreement to service and maintain the Equipment in accordance with Manufacturer’s Recommendations, upon terms and with a provider acceptable to Lessor, at its own discretion, and in compliance with any requirements of Applicable Law.

e. Replacement of Parts. Unless otherwise agreed to in writing by the Parties, if any Part comprising any item of Equipment becomes lost, stolen, damaged beyond repair, or otherwise permanently rendered unfit for use, Lessee shall notify Lessor immediately and, at its own expense, shall promptly replace or cause to be replaced the Part with one or more replacement Parts that are free of all Liens. Lessee shall cause, after the replacement, the related item of Equipment to be in as good of operating condition as, and have an equal value to, the item of Equipment before the replacement (assuming such item of Equipment was, at the time of the replacement, in the condition required by the terms of this Agreement).

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f. Required Upgrades. Lessee, at its own expense, shall (or shall cause any Sublessee to) install alterations, modifications, additions, and upgrades to any item of Equipment that is: (i) required or supplied by Lessor; or (ii) necessary to comply with Applicable Law.

g. Optional Upgrades. Lessee must obtain Lessor’s prior written consent before incorporating any Optional Upgrade into any item of Equipment. Lessee shall not make or cause to be made any Optional Upgrade that: (i) impairs or damages the function, nature, purpose or operation of the Equipment; (ii) subjects the Equipment to any Lien; or (iii) decreases the then-current value, estimated residual value, or remaining useful life or utility of the Equipment as measured immediately prior to such Optional Upgrade.

h. Lessor’s Inspection Rights. Upon reasonable prior notice to Lessee, Lessor and Lessor’s Representatives shall have the right, during Lessee’s business hours, to enter the Licensed Premises for the purpose of inspecting the Equipment and observing its use.

i. Lessor Ownership Label. Lessee shall, at its own expense, to affix and maintain in a prominent position on each item of Equipment, any tags or identifying labels provided by Lessor to indicate Lessor’s ownership of the Equipment. Except as provided above, Lessee shall not allow the name of any other Person to be placed on the Equipment. However, Lessee (or any approved sublessee) may, with Lessor’s prior written consent, place its customary insignia on the Equipment.

j. Equipment Return. On or before the termination of the Lease (in the event the Option is not exercised as set forth in Section 3(c) of this Agreement), Lessee shall pack the Equipment in accordance with the Manufacturer’s Recommendation and deliver such Equipment (along with all operating manuals) to Lessor at any destination within the continental United States designated by Lessor. All dismantling, packaging, transportation, in-transit insurance, and shipping charges shall be borne by Lessee. All Equipment shall be returned to Lessor in the same condition and working order as when delivered to Lessee, reasonable wear and tear excepted, and, if applicable, shall be certifiable for maintenance by the Manufacturer at its standard rates.

k. Storage Upon Equipment Return. Lessee shall, at its own expense, upon Lessor’s prior written request, store any item of Equipment returned hereunder for a reasonable period not to exceed thirty (30) business days, either: (i) at the Licensed Premises of such item of Equipment; or (ii) subject to the prior written consent of Lessor, at such other facility selected by Lessee used as a Licensed Premises for the storage of products or equipment similar to the item of Equipment. During this storage period, Lessee shall comply with the terms and conditions hereof, except the obligation to pay Rent.

l. Equipment Return Records. Upon the return of the Equipment under this Agreement, Lessee shall deliver or cause to be delivered to Lessor, all records relating to the Lessee’s operation and maintenance of the Equipment during the Term, including all records required to be maintained by this Agreement and Applicable Law.

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m. Alterations and Additions. Notwithstanding anything herein to the contrary, the Lessee shall not make any material alterations to the Equipment without Lessor’s prior written consent. Unless otherwise agreed to by the Parties in writing, all Parts and Replacement Equipment shall immediately become the property of Lessor and shall be deemed incorporated in the Equipment and subject to the terms of this Lease as if originally leased hereunder.

n. To Remain Personal Property. The Parties acknowledge and agree that Lessor is the sole owner of the Equipment and has sole title thereto. Lessee covenants that it will not pledge or encumber the Equipment or Lessor’s interest in the Equipment in any manner whatsoever, nor permit any Liens to be attached thereto. Lessee shall not make any representation to any third-party inconsistent with Lessor’s sole ownership of the Equipment. The Equipment shall remain Lessor’s personal property whether or not affixed to realty and shall not become or be made to become a part of any real property on which it is placed without Lessor’s prior written consent. Even if any item of Equipment, or any part thereof, becomes affixed or attached to real property at the Licensed Premises or elsewhere, upon Lessor’s written request, Lessee shall obtain and provide to Lessor, from each real property landlord, mortgagee, or lienholder for each Licensed Premises, a waiver of any interest that it may have in the Equipment arising from its interest in the real property.

3. TERM, TERMINATION, AND RENT

a. Term. This Agreement and the provisions hereof, shall be in full force and effect for the duration of the Term. Prior to the expiration of the Initial Term, either Party can send written notice to the other Party of its intent to renew the Agreement for a subsequent Renewal Term at least thirty (30) days prior to the expiration of the then current term. If the Parties mutually agree, the term shall be extended for a subsequent Renewal Term. Provided that no Party has provided the other Party with thirty (30) days’ prior written notice of its intention to renew the Term, the Agreement shall automatically terminated upon the conclusion of the current Term.

b. Termination. During the Term, the Agreement may not be terminated, except in the event that one Party materially breaches this Agreement, which breach cannot reasonably be cured or remains uncured for thirty (30) days after the non-breaching Party provides written notice of the breach to the breaching Party.

c. No Waiver. The expiration or termination of this Agreement shall not act as a waiver of any claims, suits, or causes of action of any kind that either Party may have against the other arising out of this Agreement.

d. Rent.

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i. In consideration of the rights granted hereunder, Lessee shall pay monthly Rent to Lessor each calendar month for the duration of the Term. Lessee shall pay all amounts due under this Agreement on the applicable due date in US Dollars.

ii. The Rent payable to Lessor shall be calculated as of the last calendar day of each calendar month. Lessee shall pay the Rent to Lessor no later than five (5) days following the end of the preceding calendar month.

iii. Lessee shall keep accurate books of account governing all transactions relating hereto. Lessor (or Lessor’s Representative) shall have the right upon reasonable notice, not more frequently than once per accounting statement or once per calendar year, and at Lessor's sole cost and expense, to examine Lessee’s books of account and records with respect to Lessee’s Net Profits at Lessee's place of business where such books and records are usually kept and to make reasonable copies thereof; provided, that if such examination reveals that the Rent for any period so examined was understated by ten percent (10%) or more, the Lessee shall reimburse Lessor for its reasonable costs and expenses of such examination. All accounting statements shall be binding upon Lessor and not subject to any objection by Lessor for any reason unless a specific written objection, stating the basis thereof, is furnished to Lessee within four (4) years from the date rendered. Lessor shall be foreclosed from maintaining any action, claim or proceeding against Lessee with respect to any statement or accounting due hereunder unless commenced against Lessee in accordance with the dispute resolution provisions set forth herein within four (4) years after the date such statement is rendered.

iv. In the event that Lessee fails to make payment of any Rent, Lessee shall be charged a late payment fee, which shall be equal to the higher of: (i) the cost of processing such late payment, including but not limited to, labor and filing cost; or (ii) twenty (20) dollars. In addition, Lessee shall also be responsible for all Collection Costs, which Collection Costs shall be added to the amounts due to Lessor and paid by Lessee. All payments made by Lessee following the incurrence of Collection Costs by Lessor shall first be credited to Collection Costs amounts and then to the past due amounts until the account is brought current. Additionally, in the event that any Rent remains unpaid for more than sixty (60) days, Lessor shall have the right, but not the obligation, to terminate the Term of the agreement. In such event, Lessee shall waive all rights and remedies and release all applicable claims that Lessee might have against Lessor as a direct or indirect result of such termination.

e. Net Lease. It is the intent of the Parties to this Lease that it be completely net to Lessor. Lessor shall not be liable for any costs or expenses of any nature whatsoever relating to the Equipment or any improvements to the Equipment or the use of the Equipment, or the contents of the Equipment, or the business carried on therein, and the Lessee shall be solely responsible for any such costs, charges, expenses, and outlays, including taxes, maintenance, and repairs. Any obligation which is not expressly declared in this Lease to be that of Lessor shall be deemed to be the obligation of the Lessee to be performed by and/or at the expense of the Lessee.

f. Rental Obligations under a Sublease. Lessee’s obligation to pay amounts due under this Agreement apply whether or not any approved sublease is in effect.

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4. INSURANCE, LOSS, TAXES

a. Insurance. Lessee agrees to keep the Equipment insured at Lessee’s expense against all risks of loss, including theft or damage from any cause whatsoever. Lessee agrees that such Insurance shall name Lessor as an additional insured, with a full waiver of warranties and provide coverage not less than the reasonable commercial value of the Equipment. Lessee also agrees that it shall carry public liability insurance in an amount consistent with prudent business practices and customary to Lessee’s industry. Each policy shall provide that the Insurance cannot be canceled without at least thirty (30) days’ prior written notice to Lessor. Upon request by Lessor, Lessee agrees to furnish proof of insurance coverage, including a certificate of Insurance and a copy of the policy. If Lessee fails to provide Lessor with such evidence, then Lessor will have the right, but not the obligation, to have such Insurance protecting Lessor placed at Lessee’s expense. Lessee’s expense shall include a full premium paid for such Insurance and any customary charges, costs or fees of Lessor. Lessee agrees to pay such amounts in equal installments allocated to each Rent payment (plus interest on such amounts at the lesser of one-percent (1%) per month or the maximum rate allowable under applicable law). Lessee hereby appoints Lessor as its attorney-in-fact to make any claim, receive payment, or execute or endorse all documents, checks or drafts for loss or damage or return of any premium under such insurance and to apply any such amounts to satisfy Lessee’s obligations under this Lease.

b. Insurance Proceeds Received by Lessor. If Lessor receives any proceeds as loss payee of the Insurance, or under any condemnation proceeding related to the Equipment, Lessor shall proceed as follows:

i. If the Lessee is in Default, Lessor may hold any such proceeds as security for the obligations of Lessee under this Agreement and apply such amounts in its discretion against Lessee’s obligations under this Agreement.

ii. If Lessee is not in Default, Lessor shall: (1) if received pursuant to a Loss in connection with Materially Impaired Equipment, credit such proceeds against Lessee’s obligations to make payments to Lessor hereunder, or if no such amounts are then due and outstanding, remit such proceeds to Lessee; or (2) if received pursuant to a Loss for any reason other than in connection with Materially Impaired Equipment, remit the proceeds to Lessee.

c. Insurance Proceeds Received by Lessee. If Lessee receives any proceeds as loss payee of the Insurance, or under any condemnation proceeding related to the Equipment, Lessee shall proceed as follows:

i. If Lessee is in Default and it receives any proceeds under the Insurance (regardless of whether in connection with Materially Impaired Equipment), it shall forward such amounts to Lessor as security for the obligations of Lessee under this Agreement to be applied by Lessor in its discretion against Lessee’s obligations under this Agreement.

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ii. If Lessee is not in Default, it shall promptly forward such amounts to Lessor to be applied by Lessor.

d. Risk of Loss. The Lessee will bear the entire risk of Casualty Loss from any cause during the Term or, if longer, during the period commencing when the Equipment is placed in transit to the Lessee and ending when the Equipment is returned to the Lessor or its designee following termination as provided herein. If during that period the Equipment suffers any Casualty Loss, the Lessee will notify the Lessor in writing within fifteen (15) days following the Casualty Loss. On demand by the Lessor, the Lessee will:

i. Reparable Equipment. For Repairable Equipment, this Agreement continues to be in effect and at Lessee’s sole expense, Lessee will repair or caused to be repaired, the Equipment to the condition in which the Equipment is required to be maintained under this Lease;

ii. Materially Impaired Equipment. For Materially Impaired Equipment, this Agreement terminates with respect to any item of Equipment that constitutes Materially Impaired Equipment and Lessee shall either: (1) replace the Materially Impaired Equipment at the Lessee’s sole expense with Replacement Equipment; or (2) pay to the Lessor the Casualty Value and all other amounts then due under this Lease. Lessee shall return any Materially Impaired Equipment according to Lessor’s instructions.

e. Taxes. Lessee agrees to pay, and to indemnify and hold Lessor harmless from, all license fees, assessments, and sales, use, property, excise, and other taxes and charges (other than federal income taxes and taxes imposed by any other jurisdiction which are based on, or measured by, the net income of Lessor for reasons other than the ownership or leasing of the Equipment in such jurisdiction) imposed upon or with respect to: (i) the Equipment or any part thereof arising out of or in connection with the shipment of Equipment or the possession, ownership, use or operation thereof; or (ii) this Lease or the consummation of the transactions herein contemplated. The agreements and indemnities contained herein shall survive the expiration or termination of this Lease.

f. Further Assurances. Lessee shall promptly execute and deliver to Lessor such further documents and take such further action as Lessor may require in order to more effectively carry out the intent and purpose of this Lease, including executing and delivering any and all financing statements which Lessor may request. Upon demand, Lessee will promptly reimburse Lessor for any filing or recording fees or expenses (including reasonable legal fees and costs) incurred by Lessor in perfecting or protecting its interests in the Equipment.

5. REPRESENTATIONS AND WARRANTIES

a. Lessee’s Representations and Warranties. Lessee represents, warrants, and covenants to Lessor following, which shall survive the termination or expiration of this Agreement:

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i. Lessee is duly organized, validly existing, and in good standing under applicable law, and has full authority and legal right to execute, deliver, and perform this Lease and that such action has been duly authorized by Lessee, will not contravene Applicable Law, regulation or judgment, or the charter documents of Lessee and will not contravene or constitute a default under any agreement to which Lessee is a party or by which Lessee or its assets may be bound or affected;

ii. No consent, approval, permit, order, declaration, or filing with, or notice to, any governmental authority is required by or with respect to Lessee in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

iii. There are no Claims pending or, to Lessee’s knowledge, threatened against or by Lessee: (1) relating to or affecting Lessee’s business operations; or (2) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Claim;

iv. The Equipment is being leased and will be used only for business or commercial purposes and will not be used for personal, family, or household purposes;

v. All Licenses have been or will be obtained by Lessee prior to Lessee conducting the Commercial Cannabis Activity, and, once obtained, Lessee shall maintain the Licenses in good standing. All fees and charges with respect to such Licenses as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any License;

vi. Lessee’s name and place of business are, as indicated herein, and Lessee will notify Lessor in writing of any change in its name or address within fifteen (15) days of such change;

vii. Any financial information of Lessee heretofore furnished to Lessor by or on behalf of Lessee is complete and correct for the purposes and periods covered thereby;

viii. At Lessee’s sole and exclusive expense, Lessee will service and maintain the Equipment in good condition acceptable to Lessor, normal wear and tear excepted, and will furnish all appropriate parts, mechanisms, and devices therefor;

ix. Lessee at all times will cause the Equipment to be operated in accordance with the Manufacturer’s Recommendations, by competent and qualified personnel.

x. Lessee will execute and deliver such other statements and documents required by any taxing authority or requested by lessor to protect Lessor’s rights in the Equipment or in connection with this Lease or any related document; and

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xi. Lessee shall keep the Equipment free and clear of all Liens.

b. Lessor’s Representations and Warranties.

i. At the time of execution of this Agreement, there are no liens, security interest or other encumbrances (except for the rights of Lessor created hereby) on the Equipment.

6. INDEMNITY

a. Indemnity. Lessee agrees to defend, indemnify and hold harmless Lessor and its Representatives against all Losses arising out of or resulting from any third-party Claim arising from or related to, in any manner: (i) this Lease or the breach of any representation, warranty, or covenant made by the Lessee under this Lease; (ii) the manufacture, purchase, lease, delivery, non-delivery, acceptance, rejection, ownership, possession, use, operation, return, or disposition of the Equipment; (iii) The Equipment’s condition or any discoverable or non-discoverable defect in it arising from its design, testing, or construction; any article used in the Equipment; or any maintenance, service, or repair, whether or not the Equipment is in the Lessee’s possession and regardless of where the Equipment is located; (iv) any transaction, approval, or document contemplated by this Lease; (v) any injury to or death of the Lessee’s personnel, loss or damage of the Lessee’s property, or loss of use of any property, which may: (1) result from or arise in any manner out of the leasing, condition, use, or operation of the Equipment; or (2) be caused by any defect in the Equipment; its design, testing, or construction; any article used in the Equipment, or any maintenance, service, or repair, whether or not the Equipment is in the Lessee’s possession and regardless of where the Equipment is located.

b. Indemnity Survival. The indemnities described herein shall continue in full force and effect notwithstanding the expiration or other termination of this Lease and are expressly made for the benefit of and will be enforceable by Lessor or any successor in interest.

7. EXCLUSION OF WARRANTIES

a. DISCLAIMER OF IMPLIED WARRANTIES. THE EQUIPMENT WILL BE LEASED “AS IS” AND “WHERE IS.” THE LESSOR HAS NOT MADE, MAY NOT BE CONSIDERED TO HAVE MADE, AND SPECIFICALLY DISCLAIMS:

i. ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE EQUIPMENT, REGARDING TITLE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY, FREEDOM FROM CLAIMS OF INFRINGEMENT OR THE LIKE, FITNESS FOR USE FOR A PARTICULAR PURPOSE, QUALITY OF MATERIALS OR WORKMANSHIP, ABSENCE OF DISCOVERABLE OR NON-DISCOVERABLE DEFECTS, OR THAT THE EQUIPMENT IS IN COMPLIANCE WITH ANY APPLICABLE GOVERNMENT REQUIREMENTS OR REGULATIONS;

ii. ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE EQUIPMENT (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE); AND

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iii. ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY REGARDING THE CHARACTERIZATION OF THIS LEASE FOR TAX, ACCOUNTING, OR OTHER PURPOSES. THE LESSEE WAIVES, RELEASES, RENOUNCES, AND DISCLAIMS EXPECTATION OF OR RELIANCE ON ANY SUCH WARRANTY OR WARRANTIES.

b. LIMITATION OF LIABILITY. THE LESSOR WILL NOT HAVE ANY RESPONSIBILITY OR LIABILITY TO THE LESSEE OR ANY OTHER PERSON, WHETHER ARISING IN CONTRACT OR TORT, OUT OF ANY NEGLIGENCE OR STRICT LIABILITY OF THE LESSOR OR OTHERWISE, FOR:

i. ANY LIABILITY, LOSS, OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE EQUIPMENT; BY ANY INADEQUACY, DEFICIENCY OR DEFECT OF THE EQUIPMENT; OR BY ANY OTHER CIRCUMSTANCES IN CONNECTION WITH THIS LEASE;

ii. THE USE, OPERATION, OR PERFORMANCE OF THE EQUIPMENT OR ANY RISKS RELATING TO IT;

iii. ANY CONSEQUENTIAL DAMAGES, INCLUDING THOSE FOR INTERRUPTION OF SERVICE, LOSS OF BUSINESS, OR ANTICIPATED PROFITS; OR

iv. THE DELIVERY, OPERATION, MAINTENANCE, REPAIR, IMPROVEMENT, OR REPLACEMENT OF THE EQUIPMENT.

LESSEE’S SOLE RECOURSE FOR ANY AND ALL CLAIMS AND WARRANTIES RELATING TO THE EQUIPMENT SHALL BE AGAINST THE MANUFACTURER OF THE EQUIPMENT.

8. DEFAULT & REMEDIES

a. Default. Any of the following shall constitute a Default under this Lease: (i) Lessee fails to pay any Rent payment or any other amount payable to Lessor hereunder within five (5) days when due; (ii) Lessee defaults on or breaches any of the other terms and conditions of this Lease; (iii) any representation or warranty made by Lessee in this Lease proves to be incorrect in any material respect when made or reaffirmed; (iv) Lessee becomes insolvent or fails generally to pay its debts as they become due; (v) Lessee fails to maintain in good standing the Licenses; (vi) the Equipment is levied against, seized, or attached due to Lessee’s conduct or inaction, and the same is not bonded against, released, or stayed within fifteen (15) days; (vii) Lessee makes an assignment for the benefit of creditors, whether voluntary or involuntary; (viii) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency or receivership law is filed by or against Lessee or Lessee takes any action to authorize any of the foregoing matters and, if filed against Lessee, is not dismissed within thirty (30) days; or (ix) in the good faith, reasonable commercial judgment of Lessor, there has occurred or will likely occur a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Lessee, whether or not arising from transactions in the ordinary course of business, or in Lessee’s or any such third-party obligor’s willingness or ability to perform under this Lease.

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b. Curing a Breach. Lessee shall be granted thirty (30) days to cure any such breach set forth herein following written notice of Lessor’s intent to exercise any rights and remedies set forth herein. If Lessee is unable to cure within thirty (30) days, but is diligently working to cure the Default, Lessee shall be granted an additional thirty (30) days to complete the cure of Default. All breaches must be cured upon thirty (30) days prior to the expiration of the Term, otherwise such breaches are deemed uncured.

c. Remedies. If a Default occurs and is not cured pursuant to hereto, Lessor may, in its sole discretion, exercise one or more of the following remedies: (i) terminate this Lease without notice of election and without demand; (ii) with written demand and fifteen (15) days’ written notice, take possession of, or render unusable, any Equipment wherever the Equipment may be located, without any court order or other process of law and without liability to Lessor for any damages occasioned by such action; (iii) require the Equipment to be delivered, at Lessee’s expense, to a location specified by Lessor; and /or (iv) exercise any other right or remedy available to Lessor at law or in equity.

d. Performance of Lessee’s Obligations. If Lessee fails to perform any of its obligations hereunder, the performance of any act or payment by Lessor shall not be deemed a waiver of, or release Lessee from, the obligation at issue.

e. Holdover. If by the expiration of the Term, Lessee does not return any item of Equipment to Lessor in the condition and on the terms and conditions hereof, Lessee shall continue to comply with all the terms and conditions of this Agreement with respect to such item of Equipment, including the obligation to pay Holdover Rent. Lessee shall not construe anything contained herein, including Lessee’s payment of Holdover Rent, as Lessor’s: (i) waiver of Lessee’s failure to perform any obligation under this Agreement; or (ii) assent to the commencement of a Renewal Term.

9. ASSIGNMENT; SUBLEASE

a. Assignment. Lessee may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Lessor, as determined by Lessor in Lessor’s sole and exclusive discretion. Any purported assignment or delegation in violation hereof is null and void. No assignment or delegation relieves the assigning or delegating party of any of its obligations under this Agreement.

b. Sublease. Lessee shall not enter into any sublease of any item of Equipment, except as approved in writing by Lessor, which approval shall be determined by Lessor in Lessor’s sole and exclusive discretion. Moreover: (i) the rights of any sublessee pursuant to any sublease shall expressly be subject to and subordinate to all the terms of this Agreement; (ii) the terms of any sublease do not permit any sublessee to take any action not permitted to be taken by Lessee in accordance with this Agreement; and (iii) the sublease shall not relieve Lessee of its obligations under this Agreement, and Lessee shall remain primarily liable under this Agreement for the performance of all of the terms of this Agreement to the same extent as if such sublease had not occurred.

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10. RECORDS

a. Record Maintenance. Lessee shall, at its own cost and expense: (i) maintain all Equipment Records in a manner no less comprehensive or accurate than Lessee’s normal customary practices with respect to Lessee’s similar equipment and as required by Applicable Law; and (ii) promptly furnish to Lessor such Equipment Records as may be required to enable Lessor to file any ownership or other reports required to be filed by Lessor with any governmental authority.

b. Inspection of Records. Lessee shall permit Lessor, through any of its Representatives, on reasonable notice to inspect the Equipment and Equipment Records during regular business hours, and in compliance with Lessee’s reasonable security procedures. Unless Lessee is in Default, Lessee has no obligation to permit Lessor to conduct more than four (4) of such inspections in any calendar year.

11. MISCELLANEOUS

a. Notice. Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated Party or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, except e-mail may be used for day-to-day operations and contacts but not for ‘notice’ or other communications required under this Agreement or by law.

b. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

c. Severability. In the event that any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

d. Relationship of The Parties. The relationship between the Parties under this Agreement is that of independent contractors. Nothing in this Agreement shall create or shall be deemed to create any joint venture or partnership between the Parties, nor shall anything in this Agreement render or be construed to render any of employees or agents of Company to be employees or agents of the Client or any employee or agent of Client to be considered an employee or agent of Company. This Agreement does not provide any of Company’s employees or agents with any rights or benefits to which an employee or agent of Client may be entitled or provide any of Client’s employees or agents with any rights or benefits to which an employee or agent of Company may be entitled. Each Party acknowledges exclusive responsibility for and indemnifies the other Party against withholding and payment of any and all taxes, including but not limited to FICA taxes, worker’s compensation insurance premiums, unemployment, state and federal income taxes, and any such withholding payments required under state or federal law, as well as vacation pay, paid sick leave, retirement benefits, and employee benefits of any kind whatsoever for all personnel on their payroll, and neither Party shall be liable for any of the foregoing with regard to personnel on the other Party’s payroll.

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e. Compliance.

i. Change in Law. If any change to Applicable Law has a materially adverse effect on the ability of either Party to carry out its obligations under this Agreement, such Party, upon written notice, may request renegotiation of this Agreement in good faith to amend this Agreement to the extent reasonably necessary or prudent to address the change in Applicable Law in a manner that accomplishes the intents and objectives of the Parties, as evidenced by the terms of this Agreement, in all material respects to the extent possible. Such renegotiation will be undertaken in good faith and will include the use of a mutually approved independent third-party mediator. If the Parties are unable to renegotiate the terms within ninety (90) days after such notice and good faith negotiations, either Party may terminate this Agreement on sixty (60) days’ further written notice or at the end of the Term (even if less than sixty (60) days remain until the end of the Term), whichever is earlier.

ii. Regulatory Compliance. It is the intent of the Parties that this Agreement comply in all respects with all Applicable Law and the Parties have structured their relationship with that specific intent. However, each Party understands that the Applicable Law are complicated and in a state of flux. In addition, each Party further understands that United States Federal laws may render the subject of this Agreement as void or unenforceable, and as a result, the Parties expressly acknowledge and agree that if United States Federal laws that would render the subject of this Agreement as void or unenforceable that does not and will not apply to this Agreement, the transactions contemplated hereby, or the relationship of the Parties hereto, and notwithstanding, the Parties will cooperate to perform the substance of their obligations hereunder. Therefore, subject to this paragraph, in the event that any provision of this Agreement is rendered invalid or unenforceable by a court of competent jurisdiction, or the applicable laws and regulations are altered by any legislative or regulatory body, or either Party notifies the other Party in writing of its reasonable belief that this Agreement or any of its provisions may be declared null, void, unenforceable, or in violation of Applicable Law, the remaining provisions, if any, of this Agreement shall nevertheless continue in full force and effect.

f. Entire Agreement. This Agreement and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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g. Amendments. Any amendment to this Agreement must be in writing and signed by an authorized person of each Party.

h. Surviving Rights. Any rights or obligations of the Parties in this Agreement which, by their nature, should survive termination or expiration of this Agreement will survive any such termination or expiration.

i. Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

j. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

k. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

l. Equitable Relief. Each Party acknowledges that a breach by the Party of this Agreement may cause the other Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the other Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity (which are cumulative and may be exercised singularly or concurrently), subject to any express exclusions or limitations in this Agreement to the contrary.

m. Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

n. Force Majeure. Neither Party shall be responsible for delays or failure of performance under this Agreement to the extent resulting from causes that are beyond the reasonable control of such Party and which render the continued performance of this Agreement impossible, impractical or illegal, including, but not limited to, fire, flood, explosion, tornado, epidemic, earthquake, snowstorm, ice storm or other act of God, embargo, explosion, malfunction, riots, civil disputes, acts or threatened acts of terrorism or war, failure of the internet or government controls or regulations, lack of availability of source material meeting the qualifications and standards in this Agreement at commercially reasonable prices, and problems or defects in relation to the Internet and/or any telecommunication systems. The existence of such causes of such delay or failure shall extend the period for performance to the extent necessary to enable complete performance in the exercise of reasonable diligence after the causes of delay or failure have been removed.

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o. Dispute Resolution.

i. This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the state of California.

ii. In the event of any Claim arising out of or relating to any performance required under this LOI, or the interpretation, validity or enforceability hereof, the Parties hereto shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either party to the other they shall commence arbitration as set forth below.

iii. The Parties agree to submit any and all Claims, or any dispute related in any way to this LOI and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: http://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in the Los Angeles County, California. Each party understands and agrees that by signing this LOI, such party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either party may apply to the Superior Courts located in Los Angeles County, California for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the LOI to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either party commences a Claim in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal Claim with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator's decision shall be final and binding upon the Parties. The arbitrator's decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to Superior Courts located in Los Angeles County for an entry of judgment thereon.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date set forth below.

NMG Cathedral City, LLC	Satellites Dip, LLC
(“Lessor”)	(“Lessee”)

By: /s/ Stephen Trip Hoffman	By: /s/ Azadeh Dastmalchi

Name: Stephen ‘Trip’ Hoffman	Name: Azadeh Dastmalchi

Title: Authorized Signatory	Title: Authorized Signatory

Dated: June 6, 2019	Dated: June 6, 2019

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EXHIBIT A

EQUIPMENT

Equipment Name	Description of Equipment	Monthly Rent

Exhibit A

Page 1 of 1